Exhibit 99.1

Shuttle Pharma to Participate in the Lytham Partners Spring 2024 Investor Conference on May 30, 2024

ROCKVILLE, Md., May 22, 2024 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (RT), today announced that Dr. Anatoly Dritschilo, Chief Executive Officer, will participate in a webcasted presentation and host one-on-one meetings with investors at the Lytham Partners Spring 2024 Investor Conference, taking place virtually on Thursday, May 30, 2024.

Dr. Dritschilo’s presentation will include an update on the Company’s progress toward clinical and scientific milestones of its Phase 2 Clinical Trial of Ropidoxuridine for treatment of patients with glioblastoma, a deadly malignancy of the brain with no known cure. Additionally, he will provide an update on the Company’s plans of its subsidiary, Shuttle Diagnostics, Inc., to develop predictive biomarkers for prostate cancer outcomes following radiation therapy, and novel PSMA ligand for theranostic applications.

Company Webcast

The webcasted presentation will take place at 11:00 am ET on Thursday, May 30, 2024. The webcast can be accessed by visiting the conference home page at https://lythampartners.com/spring2024/ or directly at https://wsw.com/webcast/lytham11/shph/2100483. The webcast will also be available for replay following the event.

1×1 Meetings

Management will be participating in virtual one-on-one meetings throughout the event. To arrange a meeting with management, please contact Lytham Partners at 1×1@lythampartners.com or register for the event at https://lythampartners.com/spring2024invreg/.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com